Exhibit 12.1

DINEEQUITY, INC.
Computation of Consolidated Leverage Ratio and Consolidated Cash Interest Coverage Ratio
Trailing Twelve Months Ended June 30, 2013
(in thousands, except ratios)

Consolidated Leverage Ratio Calculation:
Financial Covenant Debt (1)	$1,348,351
Consolidated EBITDA (1)	280,443
Consolidated Leverage Ratio	4.8
Consolidated Interest Coverage Ratio Calculation:
Consolidated EBITDA (1)	$280,443
Consolidated Cash Interest Charges (1)	112,727
Consolidated Interest Coverage Ratio	2.5

(1)   Definitions of all components used in calculating the above ratios are found in the Credit Agreement, dated October 8, 2010, filed as Exhibit 10.2 to our Current Report on Form 8-K filed on October 21, 2010.